EXHIBIT 11.1

                      SIGNET BANKING CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS (LOSS) PER SHARE
                       (dollars  except per share  in thousands)


                                                   1993            1992              1991
Common and common equivalent:
 Average shares outstanding                     56,291,808       55,147,928       53,702,538
 Dilutive stock options - based on the
   treasury stock method using average
   market price                                    574,866          507,222          251,590
 Shares used                                    56,866,674       55,655,150       53,954,128

Net income (loss) applicable to
 Common Stock                                     $174,414         $109,200         $(25,747)

Per share amount                                    $ 3.07           $ 1.96           $ (.48)

Assuming full dilution:
 Average shares outstanding                     56,291,808       55,147,928       53,702,538
 Dilutive stock options - based on the
   treasury stock method using the
   period end market price, if higher
   than average market price                       628,282          575,582          287,186
 Assuming conversion of Subordinated
   Convertible Debentures                                             3,848            4,616
 Shares used                                    56,920,090       55,727,358       53,994,340

Net income (loss)                                 $174,414         $109,200         $(25,747)
Add:  Interest on Subordinated
       Convertible Debentures, net of
       income tax effect                                                  2                2
Net income (loss) applicable to
 Common Stock assuming conversion                 $174,414         $109,202         $(25,745)

Per share amount                                    $ 3.06           $ 1.96           $ (.48)

The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although both calculations are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.

The per common share and common shares outstanding data above reflect a two-for-one common stock split in the form of a dividend which was declared on June 23, 1993 to shareholders of record July 6, 1993 and distributed July 27, 1993.